EXHIBIT INDEX

                                    Exhibit 1

To the Holders of:
TIERS   Principal-Protected   Certificates  Trust  Series  PXT  2000-11  *CUSIP:
886525AA2

U.S. Bank Trust National Association, as Trustee for the TIERS Principal-Protected Certificates Trust Series PXT 2000-11, hereby gives notice with respect to the Distribution Date of August 1, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000, is as set forth below:

             Principal            Interest             Total Distribution
             $   0.000000         $  44.250000         $ 44.250000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $11,357,000 aggregate principal amount of PXRE Capital Trust I 8.85% Capital Trust Pass-Through Securities due February 1, 2027 (the "Term Assets") and $11,357,000 (maturity amount) U.S. Treasury STRIPS due February 15, 2027 are held for the above trust.

5. At the close of business on the Distribution Date, $11,357,000 aggregate principal amount of TIERS Principal-Protected Trust Certificates, Series PXT 2000-11 were outstanding.

6. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Moody's Investors Service, Inc. by calling 212-553-0377.

U.S. Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.